Exhibit 77(e)(1)

AMENDED SCHEDULE A

with respect to the

AMENDED INVESTMENT MANAGEMENT AGREEMENT

between

ING VARIABLE PORTFOLIOS, INC.

and

ING INVESTMENTS, LLC

Series	Effective Date	Annual Investment Management Fee (as a percentage of average daily net assets)
ING BlackRock Science and Technology Opportunities Portfolio	2001	0.95%
ING Euro STOXX 50® Index Portfolio	August 3, 2009	0.60%
ING FTSE 100 Index® Portfolio	August 3, 2009	0.60%
ING Hang Seng Index Portfolio	May 1, 2009	0.60%

ING Index Plus LargeCap Portfolio	2001	0.35%
ING Index Plus MidCap Portfolio	2001	0.40%
ING Index Plus SmallCap Portfolio	2001	0.40%
ING International Index Portfolio	March 4, 2008	0.38% on all assets

ING Japan TOPIX Index® Portfolio	August 3, 2009	0.60%
ING NASDAQ 100 Index® Portfolio	August 3, 2009	0.45%

Series	Effective Date	Annual Investment Management Fee (as a percentage of average daily net assets)
ING RussellTM Large Cap Growth Index Portfolio	May 1, 2009	0.45%
ING Russell™ Large Cap Index Portfolio	March 4, 2008	0.25% on all assets

ING RussellTM Large Cap Value Index Portfolio	May 1, 2009	0.45%
ING RussellTM Mid Cap Growth Index Portfolio	May 1, 2009	0.45%
ING Russell™ Mid Cap Index Portfolio	March 4, 2008	0.31% on all assets

ING Russell™ Small Cap Index Portfolio	March 4, 2008	0.33% on all assets

ING Small Company Portfolio	2001	0.75%
ING U.S. Bond Index Portfolio	March 4, 2008	0.32% on all assets
ING U.S. Government Money Market Portfolio	October 31, 2008	0.35% on first $1 billion 0.325% on next $2 billion 0.30% in excess of $3billion
ING WisdomTreeSM Global High-Yielding Equity Index Portfolio	January 16, 2008	0.46% on all assets